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                                                                EXHIBIT 10-d

                                      CONFIDENTIAL TREATMENT OF CERTAIN PORTIONS
                                               OF THIS EXHIBIT HAVE BEEN GRANTED

                TECHNICAL AGREEMENT - SILICON WAFER MANUFACTURING


     THIS TECHNICAL AGREEMENT (hereinafter referred to as "Agreement") made and entered into as of the 19th day of December, 1990, by and between:

MEMC Electronic Materials, Inc., a corporation of the State of Delaware, United States of America, having an office at 501 Pearl Drive, O'Fallon, Missouri, U S A (hereinafter referred to as "MEMC")

                                       and

POSCO HULS Company Limited, a corporation organized under the laws of the Republic of Korea, having an office at Pohang, the Republic of Korea (hereinafter referred to as "PHC").

WITNESSETH:

     WHEREAS, MEMC has developed over the years and possesses processes involving technology, equipment design, and other intangible assets and property rights of value, all of which are useful with respect to the manufacture of Silicon Wafers (as hereinafter defined) and certain value added features such as epitaxial layers; and

     WHEREAS, MEMC is commercially practicing in the United States and elsewhere the foregoing processes embodying the technology, equipment design, assets, and property rights for the manufacture of the aforesaid Silicon Wafers; and

     WHEREAS, PHC desires to have MEMC license the aforesaid intangible assets and property rights and furnish Technical Information (as hereinafter defined) to PHC to the extent provided in this Agreement, which will allow PHC to design, construct, and operate manufacturing operations in Korea, and MEMC is willing to license such intangible assets and property rights and to furnish such Technical Information to PHC under the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other valuable consideration, it is agreed by and between the parties as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

     1.01 - "Silicon" means a semiconductor grade of elemental silicon of sufficient purity and crystalline structure useful in the manufacture of semiconductor devices.

     1.02 - "Silicon Wafers" means [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC].

     1.03 - "Prime Wafers" herein means Silicon Wafers which meet customer specifications of prime wafer and are used by the customers as direct substrate of semiconductor devices.

     1.04 - "Test and/or Monitor Wafers" herein means Silicon Wafers which meet customer specifications of test and/or monitor wafer and are used to test or monitor their equipment or processes and not as a direct substrate of semiconductor devices.

     1.05 - "Field of this Agreement" means Silicon Wafers and processes, apparatus, equipment, and materials useful in producing Silicon Wafers consistent with the commercial requirements of PHC.

     The Field of this Agreement shall not include processes, apparatus, equipment, and materials useful in producing polycrystal Silicon.

     1.06 - "Technical Information" means any and all information and know-how commercially in use at MEMC's Plants, which from time to time may be in existence, relating to processes, equipment, apparatus, materials, and market technical service within the Field of this Agreement and shall include but shall not be limited to engineering and manufacturing information, operating procedures, design information on manufacturing plants and equipment, specifications for raw materials, and analytical methods. "Technical Information" shall not include data or other information relative to research, pilot plant technology (except where the technology is required for the construction or operation of PHC's facilities within the Field of this Agreement or when PHC and MEMC specifically agree in writing to participate in joint research projects), prices, profit margins, customers, customer relationships, sales, market areas, or quantities of products produced by MEMC.

     1.07 - "Date of this Agreement" means the date first set forth above.

     1.08 - "Effective Date of this Agreement" means the date when any and all of the conditions precedent set forth in ARTICLE VII of this Agreement have been



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fulfilled and the parties have so notified each other in writing.

     1.09 - "Date of First Commercial Production" means the first date, as agreed upon in writing between PHC and MEMC, on which Prime Wafers of commercial quantity are commercially invoiced by PHC utilizing Technical Information acquired under this Agreement.

     1.10 - "SIE" means square inch equivalent which is a unit to measure the surface area of Silicon Wafers.

     1.11 - "Subsidiary" means a company or corporation, the majority of whose stock eligible to be voted for the election of directors is owned or controlled directly or indirectly through share ownership by another company or corporation.

     1.12 - "Parent" means the company or corporation directly or indirectly so owning or controlling the stock of a Subsidiary.

     1.13 - "Affiliates" means the Parent and all Subsidiaries of the Parent.

     1.14 - "MEMC's Plants" shall mean MEMC's and its Affiliates' plants in the US and other countries engaged in the commercial production of Silicon Wafers.

     1.15 - "Net Sales Proceeds" means the total invoiced price of Silicon Wafers sold or disposed of by PHC in a normal, bona-fide commercial transaction, less the following items:

          a.   sales discounts (including sales rebate);

          b.   sales returns;

          c. indirect taxes, insurance premiums, packing expenses, freight and delivery expenses, sales commissions, advertising expenses and installation expenses imposed or incurred with regard to the sale of Silicon Wafers; and

          d. CIF price of, import duties on, other duties and taxes on, and fees on, single crystal ingots and its derivatives manufactured by and purchased from MEMC or MEMC's Plants.

     1.16 - "Joint Venture Agreement" shall mean the Joint Venture Agreement dated as of the Aug. 29th day of 199___, by and between Pohang Iron and Steel Company, Ltd., Samsung Electronics Company, Ltd. and MEMC.

     1.17 - "Export Sales" means any sale or distribution whether direct or indirect of Silicon Wafers manufactured by PHC, for first value added processing outside the Republic of Korea.


                                   ARTICLE II
                      TECHNICAL INFORMATION AND ASSISTANCE

     2.01 - MEMC shall furnish to PHC sufficient Technical Information to enable PHC to design, construct and operate in Korea a facility capable of producing Silicon Wafers at a capability agreed upon by the parties, initially with a production capacity of approximately 60 million SIE of Silicon Wafers per year (hereinafter referred to as the "Initial Facility"). The process capability of the Initial Facility shall be from crystal growing to polishing for 150mm and 200mm diameter wafers for use in advanced semiconductor processes. The Technical Information shall also include, when required, information necessary to expand the Initial Facility to include production of advanced wafers such as epitaxial wafers. Technical Information to be provided by MEMC to PHC pursuant to this Agreement shall contain the latest technical developments commercially in use by MEMC at the time of providing such Technical Information.

     2.02 - The Technical Information conveyed pursuant to this ARTICLE II shall be such that the Initial Facility, if designed, constructed and operated in accordance with good engineering practice and in accordance with information and instructions furnished by MEMC, shall be capable of producing Silicon Wafers with the same product quality and specifications and the same general efficiency as is realized in the manufacture of corresponding types of Silicon Wafers in MEMC's Plants on the Effective Date of this Agreement, but making due allowances for the different sizes of the manufacturing facilities to be constructed by PHC and for different local labor and manufacturing conditions including the type and quality of raw materials used, and provided the design and installation of the Initial Facility have been approved by MEMC and provided further that the Initial Facility is operated in accordance with MEMC's operating instructions.

     2.03 - As soon as possible and in no event later than six (6) months following the Effective Date of this Agreement, MEMC shall make available to PHC in O'Fallon, Missouri, the services of one or more technical representatives familiar with all phases of manufacture of Silicon Wafers and who, at PHC's request, will review with English-speaking representatives of PHC, the Korean manufacturing conditions, the availability of raw materials, and proposed manufacturing methods to be used in Korea for the purpose of establishing the general design basis of the Initial Facility. Following such consultation, the processing methods to be used in the Initial Facility, the raw material specifications and the general design basis of the Initial Facility shall be mutually agreed upon between MEMC and PHC and set forth in writing.



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     2.04 - As soon as practical and in any event within six (6) months subsequent to the date that PHC and MEMC agree in writing as to processing methods to be used in the Initial Facility, the raw material specifications and the general design basis as provided in Paragraph 2.03, MEMC shall furnish to PHC two (2) copies of an engineering manual or equivalent information in a format agreed to by the parties, in English, which shall be written in terms of United States engineering practices and which shall contain the following Technical Information relative to the design, construction, and operation of the Initial Facility:

          1. Process design data, including materials balance, utility requirements, and a process flow sheet.

          2. Equipment specifications and sketches, including recommended manufacturers for such equipment, and such other information as in MEMC's opinion will be useful to PHC in preparing procurement specifications and detailed equipment drawings for fabricators in Korea, and in obtaining quotations from equipment suppliers in Korea.

          3. Recommended general layout drawings suitable for use as a pattern for the placement of equipment, including preliminary plan and elevation views.

          4. Specifications for piping, control and electrical systems.

     2.05 - PHC shall prepare all design and construction drawings for the Initial Facility, but MEMC will assist and advise PHC in applying the most modern engineering practices to the extent that MEMC has the information available. PHC shall submit all such drawings to MEMC for review and approval, and for purposes of such review and approval, such drawings shall be in English, or alternatively, PHC shall make available to MEMC in the United States of America an English-speaking Korean engineer to assist MEMC in interpreting Korean drawings and engineering practices. MEMC's review and approval of the construction aspects of such drawings shall include no more than a confirmation that the construction details conform to process requirements, and shall not include or be concerned with determining that the structures and equipment are sound and/or conform to the requirements of applicable building or other codes. After reviewing such drawings, MEMC shall either approve the drawings and return them to PHC or return the drawings with necessary modifications indicated thereon.

     2.06 - Within four (4) months after all drawings for the Initial Facility as specified in Paragraph 2.05 have been received by MEMC from PHC and have been reviewed and approved by MEMC, there shall be supplied to PHC by MEMC two (2) copies of a written manual of operating procedures, in English, for use in the operation of the Initial Facility. This manual shall include a list of required raw materials together with specifications therefor and complete information as to the amounts required for each such raw material and, additionally, shall contain detailed information relative to the operation of the Initial Facility, including testing, control, start-up and normal operating procedures, and normal and emergency shut-down instructions. The manual shall also contain information, based on plant practices used in the manufacture of products covered by the Field of this Agreement in MEMC's Plants relative to maintenance and repair of manufacturing equipment, safety practices, including fire prevention, and methods of handling raw materials, goods in process, and finished products.

     2.07 - MEMC shall arrange for the technical training of approximately twelve (12) technical personnel of PHC in one or several of MEMC's Plants. The time and duration of such training shall be arranged by mutual consent of the parties and is expected to total approximately seventy-two (72) man months. It is understood and agreed that PHC will pay all traveling, living and other expenses of its own personnel incurred during the training pursuant to this paragraph 2.07.

     2.08 - MEMC will supply, upon PHC's request, the services of one (1) or more engineers to advise and consult with PHC during the final construction stages and start-up period of the Initial Facility, such services to be supplied until the Initial Facility has demonstrated its ability to produce Silicon Wafers of a quality equivalent to those produced in MEMC's Plants. It is expected that such consultation will be in the range of forty-eight (48) man months.

     2.09 - In addition to the services of MEMC engineers during the final construction stages and start-up period of the Initial Facility as defined in
Section 2.08, MEMC shall make available to PHC during the term of this Agreement the services of at least two (2) engineers and/or technical personnel (including the Executive Vice President if the Executive Vice President is an engineer). PHC may at its option from time to time request MEMC to provide additional technical personnel to assist in the transfer of technology or training of PHC personnel. Such additional personnel will be provided upon agreement of MEMC. It is understood and agreed by the parties that the personnel described in this
Section 2.09 are supplied for the purpose of ensuring the effective initial and on-going transfer of full and complete technical information from MEMC as described in this agreement, the initial and on-going training of PHC employees, and the close coordination and communication between MEMC and PHC. It is understood and agreed that PHC will pay all salaries and other expenses of such personnel during the entire duration of their employment on behalf of PHC. A separate agreement between the individual or MEMC and PHC will cover the
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specific items to be included in salary and expenses of persons covered by this
Section 2.09.

                                   ARTICLE III
                  TECHNICAL INFORMATION AND CONTINUING KNOW-HOW

     3.01 - MEMC will, during the five (5) year period beginning with the Date of First Commercial Production, make available to PHC all of MEMC's technical improvements and developments within the Field of this Agreement which MEMC has incorporated into any of MEMC's Plants for the commercial production of Silicon Wafers to the extent PHC has requested such improvements and developments and has a commercial requirement for the manufacture of such Silicon Wafers commercially produced by MEMC.

     3.02 - PHC will, during the five (5) year period beginning with the Date of First Commercial Production, make available to MEMC all of PHC's technical improvements and developments in the Field of this Agreement which PHC has incorporated into any of its plants engaged in the commercial production of Silicon Wafers.

     3.03 - MEMC and PHC shall be obligated under this Agreement to supply only such Technical Information as MEMC and PHC each has the legal right to supply to the other party and only to the extent and manner set forth in this Agreement. If at any time disclosure of any Technical Information by either party to the other party would require any payments to third parties, excluding Affiliates, by the party disclosing said Technical Information and the disclosing party requests the other party to share in making such payments, such disclosure shall be made only after the parties to this Agreement have agreed as to bearing the cost of such payments. In the event such payments are required, PHC shall obtain governmental approval, if required, for such payments.

     3.04 - During the five (5) year period following the Date of First Commercial Production, MEMC shall permit representatives of PHC, and PHC shall permit representatives of MEMC to inspect, examine, and study, respectively, MEMC's and PHC's machinery, equipment, including detailed engineering drawings thereof, manufacturing processes, plants and related control laboratories, wherever located, engaged in the commercial production of Silicon Wafers using Technical Information furnished by MEMC. The number of PHC or MEMC representatives and the time and duration of their visits to MEMC's Plants or PHC's plants and laboratories shall be subject to MEMC's or PHC's approval, respectively, it being understood that such inspection, examinations and studies shall not interfere with MEMC's or PHC's operation, and such inspections shall not be excessive. The visit of a representative of either party as provided for in this paragraph shall not be disapproved or limited without good cause. It is understood and agreed that the expenses of the visiting party shall be borne by the visiting party.

     3.05 - No later than four years after the Date of First Commercial Production MEMC and PHC shall negotiate in good faith on another technical agreement with the object of allowing PHC and MEMC to obtain continuing technology from the other party at reasonable terms.


                                   ARTICLE IV
                               RIGHTS AND LICENSES

As of the Effective Date of this Agreement the parties agree as follows:

     4.01 - MEMC agrees to grant and hereby grants to PHC on a nontransferable basis:

          (1) the [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] right and license to use all Technical Information for the manufacture of Silicon Wafers in the Republic of Korea; and

          (2) a [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC] right and license to use Technical Information to promote and sell Silicon Wafers in and outside the Republic of Korea.

     As an exception to the foregoing, PHC shall not use, without MEMC's written consent, such Technical Information to manufacture for Export Sales to territories where:

          (1) MEMC is engaged in regular sales activities for Silicon Wafers when such Export Sales are made, or

          (2) MEMC is restricted from exporting Silicon Wafers by U.S. laws and regulations.

     It is agreed between the parties that PHC's Export Sales of Silicon Wafers into the territories as defined in (1) and (2) of the preceding sentence shall be made exclusively through MEMC under an International Distributorship Agreement to be agreed upon by the parties hereto prior to such Export Sales.

     4.02 - MEMC agrees to grant and hereby grants to PHC [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC], non-transferable right and license under and for the full terms of all patents within the Field of this
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Agreement currently or in the future owned or controlled (in the sense of having the right to grant licenses thereunder) by MEMC in the Republic of Korea during the term of this Agreement; further, MEMC agrees to grant, as necessary, to PHC [CONFIDENTIAL MATERIAL HAS BEEN DELETED AND FILED SEPARATELY WITH THE SEC], non-transferable right and license under and for the full terms of other patents within the Field of this Agreement currently or in the future owned or controlled (in the sense of having the right to grant licenses thereunder) by MEMC during the term of this Agreement, to the extent necessary for PHC to use all Technical Information for Export Sales to which MEMC has consented under
Section 4.01 above.

     4.03 - PHC agrees to grant and hereby grants to MEMC a non-exclusive right and license, with the right to sublicense Affiliates, to use all Technical Information which PHC supplies to MEMC pursuant to this Agreement. MEMC shall pay a reasonable royalty to be agreed upon by the parties.

     4.04 - PHC agrees to grant and does hereby grant to MEMC a non-exclusive license, with the right to sublicense Affiliates, under and for the full terms of all future patents owned or controlled by PHC, to the extent, but only to the extent, necessary for MEMC and/or any sublicensee of MEMC to use all Technical Information which PHC supplies to MEMC pursuant to this Agreement. MEMC shall pay a reasonable royalty to be agreed upon by the parties.


                                    ARTICLE V
                                    PAYMENTS

     5.01 - PHC shall pay to MEMC, as compensation for the rights and licenses, Technical Information and continuing know-how a technology fee of seven million and eight hundred thousand US dollars (US $7,800,000). This payment shall be the only payment to MEMC by PHC for the rights, licenses, and Technical Information which MEMC shall provide for the five (5) year period of this Agreement or extended term of this Agreement in accordance with Paragraph 3.05 except for the running royalties and other payments set forth in this Article V and any additional royalties to be agreed upon in accordance with Paragraph 3.05.

     The technology fee shall be paid as follows:

          (a) one twelfth of the aforementioned fee which is six hundred and fifty thousand US dollars (US$650,000) by the end of the calendar quarter following the calendar quarter during which this Agreement will become effective; and one twelfth of the aforementioned fee, US$650,000, each for eleven times by the end of each calendar quarter following the aforementioned first payment.

          (b) No interest will be accrued during the aforementioned payment period.

          (c) The payments shall be made in US dollars in the United States of America and shall not be reduced by any taxes, licenses, fees or other withholdings levied upon such payments by the Korean government or political subdivision or agency thereof. All taxes, licenses, fees or other levy or duty imposed upon or which arise because of payments by PHC to MEMC shall be paid and absorbed by PHC.

     5.02 - PHC shall reimburse MEMC's out-of-pocket expenses, which MEMC will incur to supply PHC with technical assistance for the Initial Facility as specified in Article II. MEMC shall provide reasonable evidence to substantiate the amounts billed to PHC under this Section 5.02.

     The out-of-pocket expenses shall include:

          (a) Salaries and salary overhead of the MEMC engineers and associated personnel who, upon MEMC's recommendation and PHC's approval, will be assigned to provide the technical assistance. MEMC shall invoice PHC with actual cost provided however, salaries and salary overhead shall not exceed US$600 per day per person.

          (b) Travel expenses in accordance with MEMC's travel policy to and from their place of employment, local travel expenses of such personnel and living expenses (adequate to provide accommodation comparable to home country standards) during the time they are away from their regular work place.

          (c) The amounts billed to MEMC for services provided for by independent contractors retained upon MEMC's recommendation and PHC's approval as part of MEMC's technical assistance to PHC.

     5.03 - In addition to the payments specified in Sections 5.01 and 5.02 and elsewhere in the Agreement, PHC shall pay to MEMC a running royalty of three and ninety-four one-hundredths percent (3.94%) of Net Sales Proceeds during the five
(5) year period beginning with the Date of First Commercial Production; provided, however that no such running royalty shall be payable for Test and/or Monitor Wafers for the period beginning with the Date of First Commercial Production and ending on the first anniversary thereafter.

     5.04 - PHC shall not pay any running royalty for Export Sales made through
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MEMC under the International Distributorship Agreement referred to in Section
4.01 above. Silicon Wafers bartered or sold by PHC for other than cash shall be considered to be sold.

     5.05 - The payments to be made by PHC to MEMC pursuant to this Agreement shall not be reduced by any taxes, licenses, fees, or other withholdings levied upon such payments by the Korean government or political subdivision or agency thereof, unless all of the following requirements are met:

          (a) The amount, if any, by which the payments are reduced, is a tax imposed on MEMC's income and is not an excise, franchise, privilege, turnover, sales, production or property tax, or any other tax, levy, or duty;

          (b) The tax is imposed on MEMC under the laws of Korea or a political subdivision or agency thereof, and PHC is required by law to withhold the tax from payments to MEMC and pay the tax withheld to the Korean government, or political subdivision or agency thereof; and

          (c) PHC furnishes MEMC a tax receipt for the taxes withheld.

     All taxes, licenses, fees or other levy or duty imposed upon or which arise because of payments by PHC to MEMC under this Agreement, other than those which meet the requirements of (a) through (c) of this Section 5.05 shall be paid and absorbed by PHC.

     5.06 - The royalties due MEMC pursuant to Section 5.03 of this Agreement shall be computed quarterly and shall be paid to MEMC within sixty (60) days of the last day of March, June, September, and December of each calendar year; each such payment shall be accompanied by a written report setting forth the quantities and descriptions of all Silicon Wafers sold by PHC during the period for which payment is made. The amounts payable to MEMC shall be paid in United States dollars or such other currency or currencies as MEMC shall elect, at New York, NY, USA. PHC will prepare the quarterly computation promptly for submittal and approval of the remittal of the payment with the Foreign Exchange authorities.

     5.07 - PHC shall keep such detailed records as may be necessary to determine the payments due under this Agreement. At the request of MEMC, PHC shall permit an independent public accountant selected by MEMC (except one to whom PHC has some reasonable objection) or a MEMC internal auditor to have access during ordinary business hours to such records as may be necessary to determine in respect to any calendar quarter ending not more than two (2) years prior to the time of such request, (a) the correctness of any report and/or payment under this Agreement or (b) information as to any sum payable for such period in case of PHC's failure to render reports for payment pursuant to this Agreement.


                                   ARTICLE VI
                            CONFIDENTIAL INFORMATION

     6.01 - During the term of this Agreement and for ten (10) years thereafter PHC shall keep confidential and restrict access to all Technical Information and other secret or confidential information received from MEMC pursuant to this Agreement to those directors, officers, employees, and representatives of PHC who have a reasonable need for such information in carrying out their respective duties on behalf of PHC. PHC's duty of confidentiality pursuant to the Article shall not be applicable to information which:

          (a) was in the public domain at the time of disclosure or comes into the public domain; or

          (b) Technical Information which the receiving party can show by written or other tangible evidence was in its possession at the time of the disclosure hereunder, and which the receiving party without breach of any obligation is free to disclose to others;

          (c) Technical Information which was received by the receiving party from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidentiality and which the third party without breach of any obligation is free to disclose to others;

          (d) Technical Information which is required to be disclosed by the laws of Korea in order to carry on the business of PHC provided that all necessary steps are taken by PHC to the extent permitted by law to maintain the information as confidential.

     6.02 - PHC, prior to permitting them to receive or have access to any Technical Information or other secret or confidential information received from MEMC, shall cause its directors, officers, employees, and representatives to enter into a written agreement requiring them to keep confidential and not to use, except in connection with their assigned duties at PHC, during the term of this Agreement and for ten (10) years thereafter, all such information which may be communicated to or acquired by them. No representative of an entity engaged in manufacture and/or research of Silicon Wafers may enter PHC's premises or be exposed to Technical Information unless prior approval has been granted jointly by PHC's President and Executive Vice President.

     6.03 - PHC may secure and use the services of engineering contractors in the design, engineering, and erection of a facility for manufacturing Silicon Wafers, but such engineering contractors must be approved in advance, in writing by MEMC and such engineering contractors and their employees shall be required to sign security agreements approved by MEMC wherein such engineering contractors and their employees agree to keep confidential and to use only on behalf of PHC any confidential information within the Field of this Agreement received, directly or indirectly, from MEMC or PHC.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

     7.01 - The rights and obligations set forth in this Agreement shall not have any legal effect, and the Agreement shall not become binding upon either of the parties hereto, unless and until all of the following conditions have been fulfilled:

          (a) both parties shall have executed the Agreement, with the further requirement that the second party to execute the Agreement shall have executed it within sixty (60) days after the execution by the first party;

          (b) all necessary official approvals of appropriate Korean and United States governmental authorities shall have been obtained.

          (c) the Joint Venture Agreement shall have become effective pursuant to its Section 10 and shall not have been terminated pursuant to its Section 11.

     7.02 - The parties shall keep each other currently informed as to the fulfillment of each of the conditions of Paragraph 7.01 of this ARTICLE VII; upon fulfillment of all such conditions within the times specified, this Agreement shall then become binding upon the parties and shall thereafter be considered as made and entered into as of the Date of this Agreement.


                                  ARTICLE VIII
                                    MARKETING

     8.01 - The parties agree that beginning with the Date of the First Commercial Production of Silicon Wafers by PHC, PHC shall have the option to choose among any and all commercial orders of Silicon Wafers to PHC and/or MEMC (where permitted under such orders), from the electronics industry in the Republic of Korea. Except for as defined in this Article 8.01, this Agreement shall not be construed in any way as preventing, restricting, or limiting the sales activities of PHC or MEMC in the Republic of Korea.


                                   ARTICLE IX
                                  ASSIGNABILITY

     9.01 - Neither this Agreement nor any of the rights and obligations arising thereunder may be assigned or transferred by either party, except that MEMC may assign this Agreement and the rights and obligations arising thereunder to an Affiliate or a company acquiring substantially all of the business and assets of MEMC dealing with the Field of this Agreement.

     9.02 - In case of any assignment as provided for in Section 9.01 of this
ARTICLE IX, the assignor shall guarantee compliance by the assignee with the provisions of this Agreement.


                                    ARTICLE X
                                  FORCE MAJEURE

     10.01 - Neither of the parties shall be liable for any default or delay caused by any contingency beyond its control, including, without limitation, war, restraints affecting shipping, strikes, lockouts, fires, accidents, floods, droughts, natural calamities, short or reduced supply of fuel or of raw materials, demand or requirements of the Korean or other government or of any governmental subdivisions thereof, restraining orders or decrees of any court or judge having jurisdiction in the premises; except for payments due under the Agreement from PHC, but not made because of PHC's improfitability or lack of cash.


                                   ARTICLE XI
                   DAMAGES AND INDEMNIFICATION AND WARRANTIES

     11.01 - Except as stated in Section 11.02, each party hereunder agrees that the party disclosing Technical Information pursuant to this Agreement shall not be liable to the other party for and that the other party shall defend, indemnify and hold the disclosing party harmless from any loss, liability, claim, damage or expense of whatever kind arising out of or as a consequence of, as the case may be, the use by the receiving party of any Technical Information or patents furnished or licensed to such receiving party pursuant to this

Agreement or the use of any products produced with such Technical Information. This Section 11.01 shall survive the termination or expiration of this Agreement.

     11.02 - MEMC hereby warrants that, to the best of its knowledge at the time of execution of this Agreement, there is no claim, suit, lien or judgement made, brought or obtained by any other predecessor or affiliated entity of MEMC or by any third party, based on any actual or alleged infringement of any patent or other proprietary right with respect to the Technical Information transferred hereunder.

PHC will use best efforts to protect MEMC's confidential and proprietary information and will defend any suits made against PHC for alleged infringement of a patent or intellectual property rights.

Should any products manufactured by PHC strictly in accordance with the Technical Information furnished by MEMC under this Agreement partially or totally infringe a patent or intellectual property right belonging to a third party who makes a claim against PHC for alleged infringement of such patent or intellectual property right, MEMC shall give necessary assistance for the effective defense of such suit; and the damages, penalties and all other expenses, including attorney's fees, shall be divided between the parties in the proportions to be agreed upon by the parties. If MEMC and PHC cannot agree upon a proportion, the parties shall allocate fifty (50) percent of such expenses to MEMC and fifty (50) percent to PHC. MEMC's liability under this Section 11.02 shall not be applicable with respect to allegations of or actual infringement which:

          a.   relate to Technical  Information  not required to be  transferred
               pursuant  to  the  second   sentence  of  Section  2.01  of  this
               Agreement, and which

          b. relate to Technical Information thereafter transferred and is disclosed, as an existing or potential subject of infringement, by MEMC to PHC at the time of its transfer in a good faith belief by MEMC of potential liability.

MEMC's cumulative liability to PHC under this Section 11.02 shall not exceed one-third of the sum of the running royalties and/or technology fees paid to MEMC by PHC during the three year period preceding the date PHC first asserts in writing a claim against MEMC under this Section 11.02.

MEMC's liability under this Section 11.02 shall terminate upon the termination or expiration of this Agreement except with respect to usage of the Technical Information by PHC prior thereto.

                                   ARTICLE XII
                                     NOTICE

     12.01 - All notices or communications given or required to be given hereunder shall be given by personal delivery or by registered airmail, cable, telex or facsimile at the following addresses:

         If to MEMC:                MEMC Electronic Materials, Inc.
                                    501 Pearl Drive (City of O'Fallon)
                                    Post Office Box 8
                                    St. Peters, Missouri 63376
                                    USA

                                    Attention:  General Counsel


         If to PHC:                 ____________________________________
                                    ____________________________________


     12.02 - Notices and communications shall be deemed received by the addresses on the date of delivery if delivered personally, on the date fourteen
(14) days after the date of posting if sent by registered airmail or when received if sent by cable, telex or facsimile.

     12.03 - The parties may change their addresses at any time by giving notice thereof in the manner provided in this Article.

     12.04 - Any payment required under this Agreement shall be considered made only when received.


                                  ARTICLE XIII
                         INTERPRETATION AND ARBITRATION

     13.01 - All disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with this contract, or for the breach thereof, shall be finally settled by arbitration pursuant to the U.S.
- Korean Commercial Arbitration Agreement, dated December 1, 1974, by which each party hereto is bound.

     13.02 - The arbitration shall be held at Seoul, the Republic of Korea if the case is brought against PHC and in St. Louis, Missouri, USA if the case is brought against MEMC.

     13.03 - This Agreement shall be construed in accordance with and governed by the laws of the Republic of Korea.


                                   ARTICLE XIV
                             TERMINATION AND DEFAULT

     14.01 - In the event that PHC is in default with respect to any payments required pursuant to this Agreement, MEMC may give written notice to PHC, calling attention thereto. If PHC does not correct such default within sixty
(60) days after such notice, MEMC shall at any time thereafter have the right to terminate, by giving written notice to that effect, all of its obligations to supply further information or services pursuant to this Agreement, and all of the rights and licenses granted to PHC pursuant to ARTICLE IV of this Agreement. MEMC's right to terminate pursuant to this Section 14.01 shall be at the option of MEMC and shall not constitute a waiver of its other rights or remedies with respect to said default, and the failure to exercise any such right in the event of any occurrence giving rise thereto, shall not constitute a waiver of the right in the event of any subsequent occurrence.

     In the event of termination of this Agreement by MEMC under this Section 14.01, then PHC agrees to return to MEMC originals and copies of all portions of any notes, reports, photographs, manuals, memoranda, plans, drawings, flow sheets, records or other documents containing any Technical Information provided, directly or indirectly, by MEMC and in PHC's possession and further agrees to destroy all portions of any copies of any materials prepared by PHC, its employees, or representatives which contain Technical Information. Such return and delivery and/or destruction shall be within sixty (60) days following the date that MEMC notifies PHC of the termination of this Agreement.

     14.02 - It is understood and agreed by the parties that MEMC may, subject to the conditions set forth below, terminate this Agreement upon thirty (30) days written notice, in the event that MEMC's ownership or control, either directly or indirectly, of PHC stock eligible to vote in the election of directors falls below forty percent (40%) of the total number of shares of such PHC stock outstanding:

          a) that the five (5) year period beginning with the Date of First Commercial Production has expired; and

          b)   that MEMC shall not be in default under the Joint Venture
               Agreement.

Termination by MEMC pursuant to the provisions of this Section 14.02 shall not act to terminate rights and licenses already granted pursuant to this Agreement prior to the effective date of such termination, provided however, such rights and licenses shall be non-exclusive.

     14.03 - It is understood that, in case of failure of the negotiations under
Section 3.05 of this Agreement, this Agreement shall expire five (5) years after the Date of First Commercial Production, and such expiration shall not act to terminate rights and licenses already granted pursuant to this Agreement, provided however, such rights and licenses shall be non-exclusive.

     14.04 - If either party shall be in default of any obligation hereunder of a substantial nature and if such party shall fail to remedy such default within sixty (60) days after written notice thereof, any non-defaulting party hereto shall have the right to terminate this Agreement by written notice of termination to the other party given at any time within ninety (90) days after said sixty (60) days. Such termination shall be in addition to any other rights or remedies which may exist on account of such default.

     14.05 - Termination pursuant to this ARTICLE XIV and expiration pursuant to
Section 14.03 of the rights and obligations specified therein shall not terminate any of the obligations of PHC, including the obligation to pay in full any and all amounts of money having come due prior to the termination by MEMC or the expiration of this Agreement and the obligation of PHC to observe the confidentiality provisions set forth in ARTICLE VI of this Agreement. It is expressly agreed that the provisions of Section 4.01 second and third sentences of this Agreement shall survive termination pursuant to Section 14.02 or expiration pursuant to Section 14.03 for a period of five (5) years, or the duration of the Joint Venture Agreement whichever is longer.


                                   ARTICLE XV
                         EXPORT OF TECHNICAL INFORMATION

     15.01 - The parties are aware that the transfer of MEMC's Technical Information with respect to 200mm Silicon Wafers prior to April 1, 1994 requires approval or concurrence by the U.S. Committee on Foreign Investment in the US (CFIUS), and MEMC shall have no obligations with respect to the transfer and license of such information prior to April 1, 1994 unless the approval or concurrence by CFIUS is obtained; provided, however, that MEMC shall use all reasonable efforts to obtain such approval or concurrence prior to April 1, 1994.

     15.02 - Notwithstanding other provisions of the Agreement, PHC agrees to make no disclosure of or use any Technical Information furnished or made known to PHC pursuant to this Agreement, except in compliance with the laws and regulations of the United States of America, and in particular, PHC agrees not to export, directly or indirectly, either the technical data (the term "technical data" as used herein shall mean and include the Technical Information furnished or made known to PHC pursuant to this Agreement) or the "direct product" thereof to any country or countries for which a validated license is required pursuant to the Export Regulations pertaining to the exportation of technical data and the "direct product" thereof, promulgated by the Bureau of Export Administration of the United States Department of Commerce. The term "direct product" as used above is defined to mean the immediate product (including processes and services) produced directly by the use of the technical data.


                                   ARTICLE XVI
                           TRADEMARKS AND TRADE NAMES

     16.01 - No right, expressed, or implied, is granted by this Agreement to PHC to use in any manner whatsoever the name "MEMC" or MEMC Electronic Materials, Inc. or any other trade name or trademark of MEMC in connection with the use or sale of any product produced by PHC. However, a separate trademark license agreement, shall be entered into between MEMC and PHC dealing with the use of the MEMC trademark "YIELD-GUARD".


                                  ARTICLE XVII
                                  MISCELLANEOUS

     17.01 - The heading of the Articles have been inserted for convenience and reference only and shall not affect the interpretation or the constructions of the provisions of this Agreement.

     17.02 - This Agreement constitutes the entire agreement and understanding between the parties hereto, and supersedes and cancels all previous negotiations, representations, undertakings and agreements heretofore made between the parties hereto with respect to the subject matter hereof.

     17.03 - This Agreement shall not be modified except by a written instrument executed by duly authorized representatives of the parties hereto.

     17.04 - In the event any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of the Agreement, and this Agreement shall be interpreted and construed as if such term or provisions, to the extent it is invalid, illegal or unenforceable, had never been contained in this Agreement, provided, however, such invalidity, illegality or unenforceability shall not result in a material change of this Agreement.

     17.05 - Waiver of any right by a party hereto towards the other for breach or a series of breaches thereof shall not affect the right of the waiving party to execute any of its rights provided hereunder on account of any other breach hereof or similar breach hereof or similar breach subsequent thereto.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.


MEMC Electronic Materials, Inc.               POSCO HULS Company Limited

By  /s/ Roger D. McDaniel                     By  /s/ In Bo Shim
    ---------------------------                   ---------------------------
Title:  President and Chief                   Title:  President and Chief
        Executive Officer                             Executive Officer



STATE OF MISSOURI        )
                         ) ss.
COUNTY OF ST. CHARLES    )

     On this 14th day of December, 1990, before me appeared Roger D. McDaniel, to me personally known and known to be the person who executed the foregoing as President and Chief Executive Officer of MEMC Electronic Materials, Inc., and that he is authorized to execute said instrument on behalf of said corporation by authority of its Board of Directors, and unto me acknowledged said instrument to be his free act and deed and the free act and deed of said Corporation.

                                        /s/ Patricia E. Lockett
                                        ---------------------------------
                                        Notary Public

My Commission Expires:

April 22, 1991
----------------------